Exhibit 99.1

CareTrust REIT, Inc. Announces Third Quarter 2015 Operating Results
Conference Call and Webcast Scheduled for Friday, November 6, 2015 at 10:00 am PT

San Clemente, CA – (Globe Newswire – November 5, 2015) – CareTrust REIT, Inc. (NASDAQ:CTRE) today reported operating results for the third quarter of 2015, as well as other recent events. Highlights included:

▪
During and after the quarter, CareTrust deployed approximately $200 million, at a blended going-in cash yield of 9.6%, to acquire a 14-facility skilled nursing and assisted living portfolio, plus an additional skilled nursing facility and two assisted living facilities, initiating three new net-lease tenant relationships in the process and also building upon an existing tenant relationship;

▪	Normalized FFO was $7.7 million, a quarter over quarter increase of 5.1%, with normalized FAD up 10.4% over the prior year quarter to $8.7 million;

▪
During the quarter, CareTrust replaced its secured $150 million revolving credit facility with a new, four-year $300 million unsecured revolving credit facility that includes an accordion feature which allows CareTrust to increase the line’s borrowing availability to $500 million;

▪
CareTrust raised approximately $163 million in its first follow-on offering, the proceeds of which helped finance the 14-property Liberty acquisition and create significant borrowing capacity under the new unsecured credit facility.

Approximately $200 Million in New Investments Completed
Commenting on the pace of investment activity during and after the quarter, Greg Stapley, CareTrust’s Chairman and Chief Executive Officer, remarked, “Our investments in Q3 demonstrate our ability to consistently add small-to-medium sized acquisitions to our portfolio, with both our existing tenant base and new tenant relationships.” He noted that three of the acquisitions were placed with new tenants, and one was a tack-on to an existing master lease. He highlighted the value of the company’s relationship-driven investing approach, adding that the company is currently pursuing several additional opportunities with existing tenants, and that several of the opportunities were sourced by the tenants themselves.
“In addition,” Mr. Stapley continued, “the October 1st Liberty acquisition demonstrates our team’s ability to identify, underwrite, finance and close larger transactions, if and when opportunities that fit our underwriting criteria arise." He reemphasized that, while acquiring individual properties and smaller portfolios which tend to generate higher yields remains the company’s primary focus, CareTrust is “willing to consider larger portfolio acquisitions like Liberty when they meet our investment parameters.” The company reported just under $200 million in capital deployment in the quarter and since, at a weighted average going-in cash yield of approximately 9.6%.
Summarizing the company’s recent advances, Mr. Stapley added, “We are running ahead of plan in nearly every key metric we track. FFO and FAD grew, we got our first follow-on successfully behind us in a difficult market, and we significantly improved our balance sheet, liquidity and credit profile.” Including the October 1st Liberty investment, he explained that the company’s debt-to-run-rate EBITDA ratio declined from 6.8x to 5.2x, its fixed charge coverage ratio increased from 2.6x to 3.3x, and its single-tenant run-rate revenue concentration with its former parent fell from 84% to 67%. He also noted that the company has over $150 million of liquidity under the new unsecured credit facility, with each new investment after Liberty adding even more liquidity. “We believe that all of this sets the stage for an exciting 2016,” he concluded.
Financial Results for the Quarter Ended September 30, 2015
Discussing financial results for the quarter, Chief Financial Officer Bill Wagner reported that the Company generated normalized FFO of $7.7 million or $0.20 per diluted common share, and normalized FAD of $8.7 million or $0.22 per diluted common share.
Addressing significant nonrecurring expenses in the quarter, Mr. Wagner explained that net income, FFO and FAD were impacted by a $1.2 million write-off of deferred financing fees associated with the replacement of the $150 million secured term line. “However,” he added, “we are happy to report the procurement of a new $300 million unsecured line that will help us accelerate our growth, with lower borrowing costs and far less transactional friction going forward.” He also indicated that results were impacted by an increased accrual for incentive compensation due to the company hitting key incentive targets for the year. He noted that these items were accounted for in developing the company’s updated guidance for 2015, which we announced in early September of this year.
Mr. Wagner also discussed the company’s August follow-on offering, which raised $163 million and brought a good group of new institutional investors into the stock. He noted that the new equity issuance had resulted in an increase in the company’s diluted weighted average share count for the quarter to approximately 39.3 million shares, temporarily impacting per-share results. However, he added, the capital raised was fully deployed immediately after quarter-end and is now generating rental income at a 9.65% going-in cash yield. “The quarter’s per-share results will appear a bit choppy due to the unavoidable gap in timing between the capital raise and its deployment, but that was expected and we remain on track to meet our previously-issued earnings guidance,” he said.
Addressing prior period year-to-date comparisons, Mr. Wagner cautioned that CareTrust’s revenue stream, expense structure and other factors changed markedly when the company was spun off from its former parent in June 2014, making prior-period year-to-date comparisons difficult at best. He also pointed out that, in making any per-share comparisons for the quarter, the share counts in the third quarter of 2014 did not take into account the dilutive effects of the then-pending purging distribution, which was made in mid-December of that year.
Guidance Reaffirmed
Mr. Wagner reaffirmed the updated 2015 and 2016 guidance which was published by the company in early September. The company had projected 2015 normalized FFO per share of approximately $0.92, and normalized FAD per share of approximately $1.02, all subject to the assumptions and qualifications we previously articulated in connection with that guidance. “Both 2015 and 2016 remain on track,” he said, “and we expect to be able to provide a little more color on 2016 in connection with the company’s fourth quarter 2015 earnings release,” he added.
Dividend Declared
During the quarter, the company declared a regular quarterly dividend of $0.16 per common share to shareholders of record as of September 30, 2015. “On an annualized basis, this dividend represents a payout ratio of approximately 63% based on the $1.02 normalized FAD guidance for 2015,“ said Mr. Wagner. “At this level,” he added, “our dividend not only offers a solid return to shareholders, but is among the best-protected of all our industry peers.” Pointing to the average initial yield of 9.6% on capital deployed during the quarter, Mr. Wagner also noted that the FAD retained is being put to work to create greater shareholder value over time.
Conference Call
An earnings webcast will be held on Friday, November 6, 2015, at 1:00 p.m. Eastern Time, during which CareTrust’s management will discuss the Company’s third quarter 2015 results, recent developments and other matters affecting the company’s business and prospects. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust website at http://investor.caretrustreit.com/. The webcast will be recorded, and will be available for replay via the website for one year following the event.
About CareTrustTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 119 net-leased healthcare properties and three operated seniors housing properties in fifteen states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.
Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on Management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although Management believes that the assumptions underlying the forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that their expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability to achieve some or all of the expected benefits from the completed spin-off and to successfully conduct the Company’s business following the spin-off; (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with the Company in connection with the spin-off, including the Ensign Master Leases, and any of its obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of the Company’s tenants to (a) comply with laws, rules and regulations in the operation of the properties the Company leases to them, and (b) renew their leases with the Company upon expiration, or in the alternative, (c) the Company’s ability to reposition and re-let the Company’s properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that the Company may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service the Company’s outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability to qualify or maintain the Company’s status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors included in this report and any included in the section entitled “Risk Factors” in Item 1A of Part II of the Company’s most recently filed Form 10-Q.
Forward-looking statements speak only as of the date made, whether in this press release or the related conference call and webcast. Except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.
Contact Information
CareTrust REIT, Inc. (949) 542-3130, ir@caretrustreit.com
SOURCE: CareTrust REIT, Inc.

CARETRUST REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Real estate investments, net	$651,554	$436,215
Other real estate investments	8,229	7,532
Cash and cash equivalents	12,098	25,320
Accounts receivable	2,961	2,291
Prepaid expenses and other assets	337	809
Deferred financing costs, net	9,793	10,405
Total assets	$684,972	$482,572

Liabilities and Equity
Senior unsecured notes payable	$260,000	$260,000
Unsecured revolving credit facility	45,000	-
Mortgage notes payable	95,696	98,205
Accounts payable and accrued liabilities	12,010	6,959
Dividends payable	7,704	3,946
Total liabilities	420,410	369,110

Equity:
Common stock	477	313
Additional paid-in capital	409,790	246,041
Cumulative distributions in excess of earnings	(145,705)	(132,892)
Total equity	267,562	113,462
Total liabilities and equity	$684,972	$482,572

CARETRUST REIT, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental income	$15,778	$14,000	$45,869	$37,228
Tenant reimbursements	1,320	1,228	3,866	3,726
Independent living facilities	626	646	1,868	1,856
Interest and other income	261	10	716	10
Total revenues	17,985	15,884	52,319	42,820
Expenses:
Depreciation and amortization	5,815	5,362	17,093	17,631
Interest expense	7,221	5,943	19,111	15,722
Loss on extinguishment of debt	-	-	-	4,067
Property taxes	1,320	1,228	3,866	3,726
Independent living facilities	610	586	1,778	1,684
General and administrative	2,292	798	5,440	8,710
Total expenses	17,258	13,917	47,288	51,540
Income (loss) before provision for income taxes	727	1,967	5,031	(8,720)
Provision for income taxes	-	-	-	53
Net income (loss)	$727	$1,967	$5,031	$(8,773)

Earnings (loss) per common share:
Basic	$0.02	$0.09	$0.14	$(0.39)
Diluted	$0.02	$0.09	$0.14	$(0.39)

Weighted average shares outstanding:
Basic	39,125	22,255	33,916	22,238
Diluted	39,125	22,436	33,916	22,238

Dividends declared per common share	$0.16	-	$0.48	-

CARETRUST REIT, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$5,031	$(8,773)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,093	17,631
Amortization of deferred financing costs and debt discount	1,649	1,050
Write-off of deferred financing costs	1,208	—
Amortization of stock-based compensation	1,095	—
Noncash interest income adjustments	(697)	—
Loss on extinguishment of debt	—	1,998
Loss on settlement of interest rate swap	—	1,661
Change in operating assets and liabilities:
Accounts receivable	(2,945)	(10)
Accounts receivable due from related party	2,275	(2,876)
Prepaid expenses and other assets	(90)	387
Interest rate swap	—	(1,661)
Accounts payable and accrued liabilities	4,416	7,944
Net cash provided by operating activities	29,035	17,351
Cash flows from investing activities:
Acquisition of real estate	(231,501)	—
Improvements to real estate	(143)	(254)
Purchases of equipment, furniture and fixtures	(256)	(19,079)
Net proceeds from the sale of vacant land	30	—
Net cash used in investing activities	(231,870)	(19,333)
Cash flows from financing activities:
Proceeds from the issuance of common stock, net	163,466	—
Proceeds from the issuance of senior unsecured notes payable	—	260,000
Borrowings under unsecured credit facility	45,000	—
Borrowings under senior secured revolving credit facility	35,000	10,000
Proceeds from the issuance of mortgage notes payable	—	50,676
Repayments of borrowings under senior secured revolving credit facility	(35,000)	(88,701)
Payments on the mortgage notes payable	(2,509)	(67,493)
Payments on senior secured term loan	—	(65,624)
Payments of deferred financing costs	(2,113)	(13,282)
Net-settle adjustment on restricted stock	(145)	—

Dividends paid on common stock	(14,086)	—
Net contribution from Ensign	—	4,356
Net cash provided by financing activities	189,613	89,932
Net (decrease) increase in cash and cash equivalents	(13,222)	87,950
Cash and cash equivalents beginning of period	25,320	895
Cash and cash equivalents end of period	$12,098	$88,845

CARETRUST REIT, INC.
DEBT SUMMARY
(dollars in thousands)
(unaudited)

Debt	Collateral	Interest Rate/ Spread	Maturity Date	September 30, 2015 Balance

Fixed Rate Debt

Senior unsecured notes payable	Unsecured	5.875%	2021	$260,000

GECC mortgage notes payable (1)	10 properties	7.252%	2017	46,526
				306,526

Floating Rate Debt

GECC mortgage notes payable (1)	10 properties	L + 3.35%	2017	49,170

Unsecured revolving credit facility (2)	Unsecured	L + 1.75%-2.40%	2019	45,000
				94,170

Total Debt				$400,696

Debt Statistics
% Fixed Rate Debt				76.5%
% Floating Rate Debt				23.5%
Total				100.0%

Weighted Average Interest Rates:
Fixed				6.1%
Floating				3.1%
Blended				5.4%

(1) The fixed rate portion of the GECC mortgage notes payable converts to the floating rate in June 2016. The floating rate portion is subject to a Libor floor of 0.50%. The note has two, 12 month extension options.

(2) Gross availability under the unsecured revolving credit facility totaled approximately $201 million at September 30, 2015. Funds can also be borrowed at the Base Rate (as defined) plus 0.75% to 1.40%.

CARETRUST REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	One Month	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Revenues:
Rental income	$4,667	$14,000	$14,139	$14,842	$15,249	$15,778
Tenant reimbursements	396	1,228	1,230	1,258	1,288	1,320
Independent living facilities	211	646	663	635	607	626
Interest and other income	-	10	45	223	232	261
Total revenues	5,274	15,884	16,077	16,958	17,376	17,985
Expenses:
Depreciation and amortization	1,794	5,362	5,369	5,599	5,679	5,815
Interest expense	1,967	5,943	5,900	5,901	5,989	7,221
Property taxes	396	1,228	1,230	1,258	1,288	1,320
Acquisition costs	-	-	47	-	-	-
Independent living facilities	161	586	559	602	566	610
General and administrative	500	798	2,342	1,560	1,588	2,292
Total expenses	4,818	13,917	15,447	14,920	15,110	17,258
Net income	$456	$1,967	$630	$2,038	$2,266	$727

Diluted earnings per share	$0.02	$0.09	$0.03	$0.06	$0.07	$0.02

Diluted weighted average shares outstanding	22,436	22,436	24,586	31,257	31,278	39,125

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	One Month	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Net income	$456	$1,967	$630	$2,038	$2,266	$727
Depreciation and amortization	1,794	5,362	5,369	5,599	5,679	5,815
Interest expense	1,967	5,943	5,900	5,901	5,989	7,221
Amortization of stock-based compensation	-	-	154	366	294	435
EBITDA	4,217	13,272	12,053	13,904	14,228	14,198
Acquisition costs	-	-	47	-	-	-
Costs associated with the Spin-Off	254	30	168	—	—	—
Write-off of deferred financing fees	-	-	-	-	-	1,208
Adjusted EBITDA	$4,471	$13,302	$12,268	$13,904	$14,228	$15,406

Net income	$456	$1,967	$630	$2,038	$2,266	$727
Real estate related depreciation and amortization	1,794	5,362	5,365	5,593	5,668	5,796
Funds from Operations (FFO)	2,250	7,329	5,995	7,631	7,934	6,523
Acquisition costs	-	-	47	-	-	-
Costs associated with the Spin-Off	254	30	168	-	-	-
Write-off of deferred financing fees	-	-	-	-	-	1,208
Normalized FFO	$2,504	$7,359	$6,210	$7,631	$7,934	$7,731

Net income	456	1,967	630	2,038	2,266	727
Real estate related depreciation and amortization	1,794	5,362	5,365	5,593	5,668	5,796
Amortization of deferred financing costs	175	533	553	547	555	547
Amortization of stock-based compensation	-	-	154	366	294	435

Funds Available for Distribution (FAD)	2,425	7,862	6,702	8,544	8,783	7,505
Acquisition costs	-	-	47	-	-	-
Costs associated with the Spin-Off	254	30	168	-	-	-
Write-off of deferred financing fees	-	-	-	-	-	1,208
Normalized FAD	2,679	7,892	6,917	8,544	8,783	8,713

FFO per share	$0.10	$0.33	$0.24	$0.24	$0.25	$0.17
Normalized FAD per share	$0.11	$0.33	$0.25	$0.24	$0.25	$0.20

FAD per share	$0.11	$0.35	$0.27	$0.27	$0.28	$0.19
Normalized FAD per share	$0.12	$0.35	$0.28	$0.27	$0.28	$0.22

Diluted weighted average shares outstanding (1)	22,436	22,436	24,586	31,446	31,462	39,271
(1) For the quarter ended September 30, 2015, the diluted weighted average shares includes unvested restricted stock awards as the effect is more dilutive.

Discussion of Non-GAAP Financial Measures
EBITDA represents net income before interest expense, amortization of deferred financing costs and stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, and gains or losses on the sale of real estate. EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.
Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.
FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. FAD is useful in analyzing the portion of cash flow that is available for distribution to shareholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage among REITs.
In addition, the Company reports normalized FFO and normalized FAD, which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and other non-recurring expenses and unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.
While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements. Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.
The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. Additionally, as a liquidity measure, the Company believes that EBITDA can help investors analyze the Company’s ability to meet its interest payments on outstanding debt. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.